Exhibit 2.1

FORM OF

MASTER REORGANIZATION AGREEMENT

This Master Reorganization Agreement (“Agreement”), dated            , 2012, is entered into by and among FR Midstates Holdings, LLC, a Delaware limited liability company (“FRMH”); FR Midstates Cayman Holdings, L.P., a Cayman Island exempt limited partnership having its registered office at the office of Walkers Corporate Service Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands (“Cayman Holdings”); FR Midstates NB, LP, a Delaware limited partnership (“New Blocker”); FR Midstates NB-A, LP, a Delaware limited partnership (“New Blocker-A”) and together with FRMH, Cayman Holdings and New Blocker, the “First Reserve Parties”); FR Midstates Interholding, LP, a Delaware limited partnership (“FR New Holding”); Midstates Petroleum Holdings, LLC, a Delaware limited liability company (“MPH”); Midstates Incentive Holdings, LLC, a Delaware limited liability company (“MIH”); Midstates Petroleum Holdings, Inc., a Delaware corporation (“S-Corp”); Midstates Petroleum Company, Inc., a Delaware corporation (“Public Co”); the individual shareholders of S-Corp listed on the signature pages hereto (the “S-Corp Shareholders”); and the members of MPH other than FRMH and MIH and listed on the signature pages hereto (the “Management Members”)

WITNESSETH

WHEREAS, in anticipation of an initial public offering of the capital stock of Public Co pursuant to a registration statement filed with the U.S. Securities and Exchanges Commission, Registration No. 333- 177966 (the “Midstates IPO”),the First Reserve Parties and certain of their affiliates will engage in an internal reorganization of equity ownership pursuant to the terms of the Internal Reorganization Agreement, dated as of the date hereof (the “Internal FR Reorganization”),

WHEREAS, following the completion of the Internal FR Reorganization, and prior to the the settlement of the sale of capital stock contemplated in the Midstates IPO, the First Reserve Group and the Midstates Group (together, the “Restructuring Parties”) desire to complete a further reorganization (the “Reorganization”);

NOW, THEREFORE, BE IT RESOLVED, that Restructuring Parties agree as follows:

1. The following transactions shall take place immediately following notice by Cayman Holdings that the Internal FR Reorganization has been completed, and prior to the settlement of the sale of capital stock contemplated by the Midstates IPO, each step taking place in the order in which it appears in this Agreement:

(a) Contributions to FR New Holding. Cayman Holdings shall contribute all of its ownership in New Blocker, New Blocker-A and FRMH to FR New Holding in exchange for a partnership interest in FR New Holding. Simultaneously, MIH shall contribute all of its interest in MPH to FR New Holding in exchange for a partnership interest in FR New Holding, in each case pursuant to the terms of a limited partnership agreement and documents of assignment, the forms of which have been agreed by the parties prior to the date hereof, and for which signatures have been delivered into escrow pending completion of the Reorganization.

(b) New Holding Contributions to Public Co. FR New Holding shall contribute FRMH and MPH to Public Co in exchange for              shares of common stock, par value $     (the “Common Stock”) of Public Co, as set forth in the Contribution and Assignment Agreement attached hereto as Exhibit A.

(c) Merger of New Blockers into Public Co. New Blocker and New Blocker-A shall be merged with and into Public Co in accordance with the Agreement and Plan of Merger attached hereto as Exhibit B, pursuant to which all of the outstanding partnership interests of New Blocker held by FR New Holding will be exchanged for             shares of Common Stock of Public Co, and all of the outstanding partnership interest of New Blocker-A held by FR New Holding will be exchanged for              shares of Common Stock of Public Co.

(d) Merger of S-Corp and Contribution of Management Interests. S-Corp shall merge with and into Public Co in accordance with the Agreement and Plan of Merger attached hereto as Exhibit C, pursuant to which all of the outstanding common stock of S-Corp held by the S-Corp Shareholders shall be exchanged for              shares of in Public Co. Simultaneously with such merger, each Management Member shall contribute all of his or her interest in MPH to Public Co in exchange for shares of Common Stock of Public Co, in the amounts set forth in Schedule I attached hereto, and pursuant to the terms of the form of Management Subscription Agreement attached hereto as Exhibit D.

(e) Stockholders Agreement. The Management Members, FR New Holding, MIH, and certain of the S-Corp Shareholders have executed a Stockholders Agreement of even date herewith and attached as Exhibit E governing their ownership, voting and transfer of shares of Common Stock of Public Co, which shall continue in full force and effect following the Reorganization.

2. Each of the Reorganization Parties consents to and approves of the transactions contemplated in the Reorganization and described above. Each of the Reorganization Parties represents and warrants to each other Reorganization party that the execution, delivery and performance by the Reorganization Party of this Agreement and each of the Exhibits to which the Reorganization Party will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or violate the certificate of formation or operating agreement of the Reorganization Party; (b) conflict with or violate any law applicable to the Reorganization Party; or (c) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any person or otherwise adversely affect any rights of the Reorganization Party under or pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which the Reorganization Party is a party or by which the Reorganization Party may be bound or affected.

3. This Agreement may be terminated at any time upon the written election of both Cayman Holdings and S-Corp, in which case this Agreement shall be of no further force and effect.

4. The parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Exhibits.

5. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York other than Section 5-1401 of the New York General Obligations Law.

6. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Exhibit A

CONTRIBUTION AND ASSIGNMENT AGREEMENT

THIS CONTRIBUTION AND ASSIGNMENT AGREEMENT (this “Agreement”) is made and entered into as of this              day of             , 2012, with a deemed effective date as of             ,             by and among FR Midstates Interholding, L.P, a Delaware limited partnership company (“Subscriber”) and Midstates Petroleum Company, Inc., a Delaware corporation (the “Company”).

WHEREAS, FR Midstates Holdings, LLC (“FRMH”), is a limited liability company formed under the laws of Delaware and the Amended and Restated Operating Agreement of FRMH, dated December 10, 2008 (the “FRMH LLC Agreement,”), and Midstates Petroleum Holdings, LLC (“MPH,” and together with FRMH, the “Contributed Companies”), is a limited liability company formed under the laws of Delaware and the Third Amended and Restated Limited Liability Company Agreement of MPH, dated             , 201[1] (the “MPH LLC Agreement,” and together with the FRMH LLC Agreement, the “LLC Agreements”);

WHEREAS, Subscriber owns all of the membership interests of the Contributed Companies and the related capital accounts and other rights and obligations in connection therewith (the “Membership Interests”);

WHEREAS, Subscriber desires to contribute to the Company and the Company desires to accept from Subscriber, the Membership Interests in exchange for              shares of the Common Stock of the Company, par value $.01 per share (the “Company Shares”);

NOW, THEREFORE, in consideration of the agreements herein and other good and valuable consideration, the receipt whereof and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto intending to be legally bound hereby, agree as follows:

1. Compliance with LLC Agreements. Subscriber and Company hereby represent to each other that all the terms and conditions of the LLC Agreements that are necessary to be complied with or satisfied in order to transfer the Membership Interests from Subscriber to the Company have been complied with or satisfied or are hereby waived.

2. Contribution of FRMH Membership Interest. Subscriber does hereby contribute, assign, transfer, convey and deliver to the Company the Membership Interests in exchange for the Company Shares.

3. Acceptance of the Contribution the Membership Interests; Novation of Subscriber. The Company hereby accepts the contribution, assignment, transfer, and conveyance from Subscriber of the Membership Interests hereby conveyed to it and hereby assumes as its direct obligations, any and all liabilities of the Subscriber arising from the LLC Agreements or otherwise accruing to Subscriber as a member of the Contributed Companies. From and after the date hereof, Subscriber shall have no further obligations to the Contributed Companies or third parties as a result of Subscriber having been a member of the Contributed Companies.

4. Effective Date. The parties agree that this Agreement shall be deemed effective as of             , 2012.

5. Stockholders Agreement. Subscriber agrees and acknowledges that the execution and delivery of the Stockholders Agreement, dated as of             , is a condition precedent to the Company’s obligation to issue the Company Shares to Subscriber hereunder.

6. Miscellaneous. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and assigns. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of Delaware without regard to the conflict of law principles thereof.

Exhibit B

MERGER AGREEMENT

MERGER AGREEMENT (this “Agreement”), dated as of             , 2012 by and between Midstates Petroleum Company, Inc., a Delaware corporation (“Midstates”), FR Midstates NB, L.P., a Delaware limited partnership (“FR NB”), and FR Midstates NB-A, L.P., a Delaware limited partnership (“FR NB-A,” and, together with FR NB, the “Partnerships”). Midstates and the Partnerships are hereinafter sometimes collectively called the “Constituent Entities.”

RECITALS

WHEREAS, the Board of Directors of Midstates and the General Partner of each of the Partnerships deems it advisable and in best interests of the Constituent Entities, and, in the case of Midstates, its stockholders, that the Constituent Entities merge, under and pursuant to Section 263 of the General Corporation Law of the State of Delaware, into a single corporation, and have approved this Agreement and the transactions contemplated hereby (the “Merger”).

NOW, THEREFORE, the parties to this Agreement, in consideration of the mutual covenants, agreements and provisions hereinafter contained, do hereby prescribe the terms and conditions of said merger and mode of carrying the same into effect as follows:

ARTICLE I

THE MERGER

1.1. Surviving Corporation. In accordance with the provisions of this Agreement and the applicable laws of the State of Delaware, at the Effective Time (as defined in Section 1.2 hereof), the Partnerships shall be merged into Midstates. Midstates shall be the surviving corporation (such corporation in its capacity as such surviving corporation being hereinafter sometimes called the “Surviving Corporation”) and shall continue its corporate existence and organization under the laws of the State of Delaware. The separate existence of the Partnerships shall thereupon cease.

1.2. Effective Time. The term “Effective Time” shall mean             , 2012.

1.3. Continued Existence of Midstates. Following the Merger, the existence of Midstates shall continue unaffected and unimpaired by the Merger, with all rights, privileges, immunities, and powers, and subject to all the duties and liabilities, of a corporation organized under Delaware law. From and after the Effective Time, and subject to the actions of the Board of Directors of Midstates, the business presently conducted by Midstates shall continue to be conducted by it.

1.4. Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Midstates, as in effect at the Effective Time, shall constitute and continue to be the Certificate of Incorporation of the Surviving Corporation until further amended or changed as provided therein or by law.

1.5. Bylaws. At the Effective Time, the Bylaws of Midstates, as in effect at the Effective Time, shall constitute and continue to be the Bylaws of the Surviving Corporation until amended or changed as provided therein or by law.

1.6. Directors. The directors of Midstates at the Effective Time shall be and remain the directors of the Surviving Corporation, and each shall hold office until their respective successors are duly elected and qualified.

1.7. Officers. The officers of Midstates at the Effective Time shall be and remain the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified.

1.8. Effect of the Merger. The Surviving Corporation shall succeed, without other transfer, to all the rights and property of the Partnerships and shall be subject to all the debts and liabilities thereof in the same manner as if the Surviving Corporation had itself incurred them. All rights of creditors and all liens put on the property of each of the Constituent Entities shall be preserved unimpaired.

1.9. Certificate of Merger. A certificate of ownership and merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”) shall be filed with the Secretary of State of the State of Delaware by Midstates to effect the Merger.

ARTICLE II

PARTENRSHIP INTERESTS AND COMMON STOCK

2.1. Conversion of Partnership Interests; Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Midstates or the Partnerships, (a) all of the limited partnership interests of FR NB outstanding immediately prior thereto shall be converted into              shares of the common stock, par value $0.01 per share (the “Common Stock”) of the Surviving Corporation, and all of the general partnership interests of FR NB outstanding immediately prior thereto shall be cancelled, and (b) all of the limited partnership interests of FR NB-A outstanding immediately prior thereto shall be converted into              shares Common Stock of the Surviving Corporation, and all of the general partnership interests of FR NB outstanding immediately prior thereto shall be cancelled. Each share of capital stock of Midstates issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action on the part of the holder thereof, remain outstanding and represent one share of Common Stock of the Surviving Corporation, as such shares of capital stock are constituted immediately following the Effective Time.

ARTICLE III

MISCELLANEOUS

3.1. Board and Shareholder Approval. At or prior to the Effective Time, the Board of Directors of Midstates and the General Partner of each of the Partnerships shall have duly authorized this Agreement, and such authorizations shall not have been revoked or modified at or prior to such Effective Time.

3.2. Amendment. This Agreement may be amended by the Board of Directors of Midstates or the General Partner of each of the Partnerships at any time prior to the date of filing the Certificate of Merger with the Delaware Secretary of State.

3.4. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Exhibit C

MERGER AGREEMENT

MERGER AGREEMENT (this “Agreement”), dated as of             , 2012 by and between Midstates Petroleum Company, Inc., a Delaware corporation (“MPC”), and Midstates Petroleum Holdings, Inc. a Delaware corporation (“MPH”). MPC and MPH are hereinafter sometimes collectively called the “Constituent Corporations.”

RECITALS

WHEREAS, the Board of Directors of each of the Constituent Corporations deems it advisable and in best interests of such Constituent Corporation and its respective stockholders that the Constituent Corporations merge, under and pursuant to Section 251 of the General Corporation Law of the State of Delaware, into a single corporation, and has approved this Agreement and the transactions contemplated hereby (the “Merger”).

NOW, THEREFORE, the parties to this Agreement, in consideration of the mutual covenants, agreements and provisions hereinafter contained, do hereby prescribe the terms and conditions of said merger and mode of carrying the same into effect as follows:

ARTICLE I

THE MERGER

1.1. Surviving Corporation. In accordance with the provisions of this Agreement and the applicable laws of the State of Delaware, at the Effective Time (as defined in Section 1.2 hereof), MPH shall be merged into MPC. MPC shall be the surviving corporation (such corporation in its capacity as such surviving corporation being hereinafter sometimes called the “Surviving Corporation”) and shall continue its corporate existence and organization under the laws of the State of Delaware. The separate existence of MPH shall thereupon cease.

1.2. Effective Time. The term “Effective Time” shall mean             , 2012.

1.3. Continued Existence of MPC. Following the Merger, the existence of MPC shall continue unaffected and unimpaired by the Merger, with all rights, privileges, immunities, and powers, and subject to all the duties and liabilities, of a corporation organized under Delaware law. From and after the Effective Time, and subject to the actions of the Board of Directors of MPC, the business presently conducted by MPC shall continue to be conducted by it.

1.4. Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of MPC, as in effect at the Effective Time, shall constitute and continue to be the Certificate of Incorporation of the Surviving Corporation until further amended or changed as provided therein or by law.

1.5. Bylaws. At the Effective Time, the Bylaws of MPC, as in effect at the Effective Time, shall constitute and continue to be the Bylaws of the Surviving Corporation until amended or changed as provided therein or by law.

1.6. Directors. The directors of MPC at the Effective Time shall be and remain the directors of the Surviving Corporation, and each shall hold office until their respective successors are duly elected and qualified.

1.7. Officers. The officers of MPC at the Effective Time shall be and remain the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified.

1.8. Stockholders Agreement of MPH. At the Effective Time, the Stockholders Agreement of MPH shall terminate and shall be of no further force or effect and rights of certain of the shareholders of MPC after the Effective Time will be governed by the Stockholders Agreement of MPC

1.9 Effect of the Merger. The Surviving Corporation shall succeed, without other transfer, to all the rights and property of MPH and shall be subject to all the debts and liabilities thereof in the same manner as if the Surviving Corporation had itself incurred them. All rights of creditors and all liens put on the property of each of the Constituent Corporations shall be preserved unimpaired.

1.10. Certificate of Merger. A certificate of ownership and merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”) shall be filed with the Secretary of State of the State of Delaware by MPH to effect the Merger.

ARTICLE II

CONVERSION OF STOCK

2.1. Conversion of MPH Stock. At the Effective Time, by virtue of the Merger and without any action on the part of MPH or MPC, each share of capital stock of MPH shall be converted into              fully paid shares of common stock, par value $0.01 per share, of the Surviving Corporation. At the Effective Time, each share of capital stock of MPC issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action on the part of the holder thereof, remain outstanding.

ARTICLE III

MISCELLANEOUS

3.1. Board and Shareholder Approval. At or prior to the Effective Time, the Board of Directors of the Constituent Corporations shall have duly authorized this Agreement, and such authorizations shall not have been revoked or modified at or prior to such Effective Time. At or prior to the Effective Time, the shareholders of the Constituent Corporations shall have duly approved and adopted this Agreement, and such approval and adoption shall not have been revoked or modified at or prior to such Effective Time.

3.2. Amendment. This Agreement may be amended by the Boards of Directors of the Constituent Corporations at any time prior to the date of filing the Certificate of Merger with the Delaware Secretary of State.

3.4. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Exhibit D

CONTRIBUTION AND ASSIGNMENT AGREEMENT

THIS CONTRIBUTION AND ASSIGNMENT AGREEMENT (this “Agreement”) is made and entered into as of this              day of             , 2012 by and among [Individual Member of Management] (“Subscriber”) and Midstates Petroleum Company, Inc., a Delaware corporation, and (the “Company”) and Midstates Petroleum Holdings, LLC (“MPH,”), is a limited liability company formed under the laws of Delaware .

WHEREAS, MPH is governed by the Third Amended and Restated Limited Liability Company Agreement of MPH, dated December 15, 2011 (the “LLC Agreement”)

WHEREAS, Subscriber owns certain membership interests of MPH and the related capital account and other rights and obligations in connection therewith (the “Membership Interest”);

WHEREAS, Subscriber desires to contribute to the Company and the Company desires to accept from Subscriber, the Membership Interest in exchange for              shares of the Common Stock of the Company, par value $.01 per share (the “Company Shares”);

NOW, THEREFORE, in consideration of the agreements herein and other good and valuable consideration, the receipt whereof and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto intending to be legally bound hereby, agree as follows:

7. Compliance with LLC Agreement. Subscriber and Company hereby represent to each other that all the terms and conditions of the LLC Agreement that are necessary to be complied with or satisfied in order to transfer the Membership Interest from Subscriber to the Company have been complied with or satisfied or are hereby waived.

8. Contribution of MPH Membership Interest. Subscriber does hereby contribute, assign, transfer, convey and deliver to the Company the Membership Interest in exchange for the Company Shares.

9. Acceptance of the Contribution the Membership Interests; Novation of Subscriber. The Company hereby accepts the contribution, assignment, transfer, and conveyance from Subscriber of the Membership Interest hereby conveyed to it and hereby assumes as its direct obligations, any and all liabilities of the Subscriber arising from the LLC Agreement or otherwise accruing to Subscriber as a member of MPH. In connection with such foregoing transfer, MPH consents and agrees to the contribution, assignment, transfer and conveyance by Subscriber fo the MPH Membership Interest to the Company. From and after the date hereof, Subscriber shall have no further obligations to MPH or third parties as a result of Subscriber having been a member of the Contributed Companies. The Company hereby indemnifies and holds Subscriber harmless with respect to any obligations to MPH or third parties as a result of Subscriber having been a member of MPH.

10. Acknowledgment and Agreements of the Subscriber. The Subscriber acknowledges and agrees that (i) the Company Shares are subject to the terms and conditions of the Certificate of Incorporation of the Company and the Stockholders Agreement and (ii) the Company shall place a legend in substantially the following form on certificates representing the Company Shares, other than any shares that are contemplated to be sold under the Registration Statement on Form S-1, Registration No. 333-177966:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR UNDER APPLICABLE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER SUCH LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

11. Effective Date. The parties agree that this Agreement shall be deemed effective as of             , 2012.

12. Stockholders Agreement. Subscriber agrees and acknowledges that the execution and delivery of the Stockholders Agreement, dated as of              (the “Stockholders Agreement”), is a condition precedent to the Company’s obligation to issue the Company Shares to Subscriber hereunder.

13. Miscellaneous. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and assigns. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of Delaware without regard to the conflict of law principles thereof.

Exhibit E

STOCKHOLDERS’ AGREEMENT

STOCKHOLDERS’ AGREEMENT dated as of              , 2012 (as amended, modified, supplemented or restated from time to time, this “Agreement”), among MIDSTATES PETROLEUM COMPANY, INC., a Delaware corporation (the “Company”), FR MIDSTATES INTERHOLDING, LLC, a Delaware limited liability company (“First Reserve”), the Founding Stockholders identified on the signature pages hereto, Management Stockholders identified on the Signature Pages hereto, the Executive Stockholders identified on the signature pages hereto, and any other Persons signatory hereto from time to time (together with the Founding Stockholders, Management Stockholders, Executive Stockholders and First Reserve, the “Stockholders”).

WHEREAS, the Company is proposing to consummate the transactions contemplated by the Company’s Registration Statement on Form S-1 (File No. 333-177966), including an initial public offering of its Common Stock (the “Initial Public Offering”).

WHEREAS, the Stockholders will receive Stockholder Shares in the Company as a result of a reorganization of the Company’s equity structure in connection with the Initial Public Offering, which reorganization will occur immediately prior to the execution of an underwriting agreement with respect to the Initial Public Offering (the transactions in which the Stockholders initially acquire the Stockholder Shares being referred to collectively as the “Reorganization”).

WHEREAS, the parties hereto desire to provide for the terms with respect to certain matters regarding the relationship between the Company and the Stockholders and the relationship among the Stockholders.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below.

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

1.1	Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below.

“Automatic Shelf Registration Statement” means a registration statement filed on Form S-3 (or successor form or other appropriate form under the Securities Act) by a WKSI pursuant to General Instruction I.D. or I.C. (or other successor or appropriate instruction) of such forms, respectively.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks in New York, NY are authorized or required by law to close.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the Preamble.

“Control” means, (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or investment decisions of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Director” means a member of the Board.

“Disclosure Package” means, with respect to any offering of Securities, (i) the preliminary prospectus, (ii) each Free Writing Prospectus and (iii) all other information, in each case, that is deemed, under Rule 159 promulgated by the Commission under the Securities Act, to have been conveyed to purchasers of Securities at the time of sale of such Securities (including a contract of sale).

“Equity Securities” means any equity securities of the Company or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, any equity securities of the Company.

“Executive Stockholders” has the meaning set forth in the Preamble; provided, however, that as of the date that any Executive Stockholder is no longer employed by the Company or a Company Subsidiary, the rights, obligations and restrictions of this Agreement with respect to such Executive Stockholder shall terminate and be of no further effect., so long as Midstates Incentive Holdings LLC has not waived or deferred any forfeiture or repurchase rights or other limitations on the Executive Stockholder’s Private Plan Participation that exist as of the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934 or any successor statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Founding Stockholders” has the meaning set forth in the Preamble.

“Free Writing Prospectus” means “free writing prospectus” as defined Rule 405 promulgated by the Commission under the Securities Act.

“Information” has the meaning set forth in Section 4.4(i).

“Independent Director” means an individual that is independent within the meaning of “independent director” under the New York Stock Exchange rules or the rules of such other national securities exchange on which the Common Stock is then listed for trading.

“Initial Public Offering” has the meaning set forth in the Recitals.

“Inspectors” has the meaning set forth in Section 4.4(i).

“Law” means any federal, state, county, local or foreign statute, law, ordinance, regulation, rule, code, order or rule of common law.

“Management Stockholders” has the meaning set forth in the Preamble; provided, however, that as of the date that any Management Stockholder is no longer employed by the Company or a Company Subsidiary, the rights, obligations and restrictions of this Agreement with respect to such Management Stockholder shall terminate and be of no further effect, so long as Midstates Incentive Holdings LLC has not waived or deferred any forfeiture or repurchase rights or other limitations on the Management Stockholder’s Private Plan Participation that exist as of the date hereof.

“Necessary Action” shall mean, with respect to a specified result, all actions (to the extent such actions are permitted by law and, in the case of any action by the Company that requires a vote or other action on the part of the Board, to the extent such action is consistent with the fiduciary duties that the Directors may have in such capacity) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to shares of Common Stock, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments and (iv) making or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Original Holdings” of a Stockholder means the number of Stockholder Shares held by a Stockholder immediately after giving effect to the consummation of the Reorganization.

“Other Shares” means at any time those shares of Common Stock which do not constitute Primary Shares or Registrable Shares hereunder.

“Person” shall be construed as broadly as possible and shall include an individual person, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental authority.

“Primary Shares” means, at any time, authorized but unissued shares of Common Stock.

“Private Plan Participation” means, with respect to a Stockholder, any direct or indirect interest in the membership interests in FR Midstates Interholdings, LLC, a Delaware limited liability company, or the economic rights associated therewith.

“Pro Rata Share” means, with respect to a Stockholder, the number of Stockholder Shares that, if Transferred by the Stockholder, would result in (a) the ratio of (i) the number of Stockholder Shares then held by such Stockholder to (ii) the Original Holdings of such Stockholder, being equal to (b) the ratio of (i) the number of Stockholder Shares then held by First Reserve (giving effect to any proposed Transfer by First Reserve for which a Pro Rata Share is being determined, if applicable, and excluding any shares acquired by First Reserve after the Reorganization), to (ii) the Original Holdings of First Reserve.

“Prospectus” means the prospectus included in a Registration Statement, including any amendment or prospectus subject to completion, and any such prospectus as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Shares and, in each case, by all other amendments and supplements to such prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.

“Public Offering” means the closing of a public offering of Common Stock pursuant to a Registration Statement declared effective under the Securities Act, except that a Public Offering shall not include an offering of securities issuable pursuant to an employee benefit plan.

“Records” has the meaning set forth in Section 4.4(i).

“Registrable Shares” means any Stockholder Shares; provided that any Registrable Shares shall cease to be a Registrable Shares when (i) they have been effectively registered under the Securities Act and they have been disposed of in accordance with the Registration Statement covering them, (ii) they are eligible to be sold or distributed pursuant to Rule 144 in a single transaction by any Stockholder without limitation, or (iii) they shall have ceased to be outstanding.

“Registration Expenses” has the meaning set forth in Section 4.5.

“Registration Statement” means any registration statement of the Company that covers an offering of any Registrable Shares, and all amendments and supplements to any such registration statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Reorganization” has the meaning set forth in the Recitals.

“Representative” of a Person shall be construed broadly and shall include such Person’s partners, members, officers, directors, managers, investment advisors, employees, agents, advisors, counsel, accountants and other representatives.

“Rule 144” means Rule 144 (including Rule 144(b)(1) and all other subdivisions thereof) promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any similar or successor rule then in force.

“Secondary Offering” an offering by Stockholders of Stockholder Shares as part of the Initial Public Offering, together with any sale of Stockholder Shares in connection with the exercise of any over-allotment option granted by Stockholders to underwriters in the Initial Public Offering.

“Securities” means “securities” as defined in Section 2(1) of the Securities Act and includes, with respect to any Person, the capital stock or other equity interests in such Person or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, the capital stock or other equity or equity-linked interests in such Person, including phantom stock and stock appreciation rights. Whenever a reference herein to Securities is referring to any derivative Securities, the rights of a Stockholder shall apply to such derivative Securities and all underlying Securities directly or indirectly issuable upon conversion, exchange or exercise of such derivative securities.

“Securities Act” means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Shelf Registration Statement” shall mean a registration statement of the Company filed with the Commission on Form S-3 (or any successor form or other appropriate form under the Securities Act) for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the Commission) covering the Registrable Shares, as applicable.

“Stockholders’ Counsel” has the meaning set forth in Section 4.4(b).

“Stockholder Shares” means (a) any equity Securities of the Company (including the Common Stock) held by any Stockholder or (b) any Securities issued or issuable directly or indirectly with respect to the Securities referred to in clause (a) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, consolidation or other reorganization.

“Subsidiary” means, at any time, with respect to any Person (the “subject person”), any other Person of which either (a) more than fifty percent (50%) of the Securities or other interests entitled to vote in the election of directors or comparable governance bodies performing similar functions or (b) more than a 50% interest in the profits or capital of such Person, are at the time owned or controlled directly or indirectly by the subject person or through one or more Subsidiaries of the subject person.

“Suspension Period” shall have the meaning set forth in Section 4.10.

“Transfer” of Securities shall be construed broadly and shall include any issuance, sale, assignment, transfer, participation, gift, bequest, distribution, or other disposition thereof, or any pledge or hypothecation thereof, placement of a lien thereon or grant of a security interest therein or other encumbrance thereon, in each case whether voluntary or involuntary or by operation of law or otherwise. Notwithstanding anything to the contrary contained herein, Transfer shall not include (a) the exercise or conversion of any warrant, option or other convertible or exercisable Security granted by the Company,(b) the sale or transfer of Stockholder Shares by any Management Stockholder to the Company or any of its designees hereunder or pursuant to any employment, option, subscription or restricted stock purchase agreement between the Company and such Management Stockholder or any plan relating to the foregoing or (c) a transfer by a Stockholder to a Person that is a natural person made for bona fide estate planning purposes, either during a Stockholder’s lifetime or on death by will or intestacy to a Stockholder’s spouse, child (natural or adopted), or any other direct lineal descendant of such Stockholder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other person approved by the Board of the Company, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Stockholder or any such family members, or to a “charitable organization” as described by Section 501(c)(3) of the Internal Revenue Code of 1986, as in effect from time to time, so long as in the case of each transfer in clause (c) the transferee agrees to be bound by the terms hereof.

“Voting Securities” means the capital stock of a Person of the class or classes pursuant to which the holders thereof are entitled to vote generally in the election of directors or other governing body, as the case may be, of such Person

“WKSI” means a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act and which (i) is a “well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (ii) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also eligible to register a primary offering of its securities relying on General Instruction I.B.1 of Form S-3 or Form F-3 under the Securities Act.

1.2	Rules of Construction.

The use in this Agreement of the term “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular Section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to Sections, schedules and exhibits mean the Sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the Section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1 (or in the case of January 29, 30 or 31, the following month shall be March 1).

ARTICLE II

ISSUANCES AND TRANSFERS OF SECURITIES

2.1	Issuances and Transfers of Securities.

(a) The provisions in this Article II shall apply to all Stockholder Shares now owned or hereafter acquired by a Stockholder, including Stockholder Shares acquired by reason of original issuance, dividend, distribution, exchange, conversion and acquisition of outstanding Stockholder Shares from another Person, and such provisions shall apply to any Stockholder Shares obtained by a Stockholder upon the exercise, exchange or conversion of any option, warrant or other derivative Security.

(b) Except as set forth in this Article II or as otherwise approved by First Reserve, no Founding Stockholder or Management Stockholder may Transfer any Stockholder Shares prior to January 1, 2014 and no Executive Stockholder may Transfer any Stockholder Shares prior to January 1, 2015.

(c) Subject to any separate restrictions in Article IV, each Management Stockholder and Founding Stockholder may Transfer up to:

(i) prior to January 1, 2013, the greater of their Pro Rata Share or a number of Stockholder Shares that would result in such Management Stockholders and Founding Stockholders holding 67% of their Original Holdings;

(ii) on or after January 1, 2013 through December 31, 2013, the greater of their Pro Rata Share or a number of Stockholder Shares that would result in such Management Stockholders and Founding Stockholders holding 33% of their Original Holdings; and

(iii) on or after January 1, 2014, all of their Stockholder Shares without restriction.

(d) Subject to any separate restrictions in Article IV, each Executive Stockholder may Transfer from and after December 1, 2012 through December 31, 2014, up to their Pro Rata Share. Each Executive Stockholder may transfer all of their Stockholder Shares without restriction on or after January 1, 2015.

(e) Notwithstanding anything to the contrary contained herein, (i) the restrictions in this Article II do not apply to the sale of any Stockholder Shares in connection with the Initial Public Offering that are registered for sale pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-177966), (ii) no Stockholder shall Transfer any Stockholder Shares to any Person unless such Transfer is done in accordance with applicable Law, including, but not limited to, the Securities Act, and (iii) each Stockholder that is an entity that has no substantial assets other than Stockholder Shares acknowledges and agrees that no shares of the common stock or other equity interests of such entity may be Transferred to any Person other than in accordance with the terms and provisions of this Agreement as if such common stock or other equity interests were Stockholder Shares.

ARTICLE III

BOARD GOVERNANCE; RESERVED MATTERS

3.1	Size and Composition of Board.

(a) The Board shall consist of no more than nine (9) Directors. Until such date as First Reserve ceases to hold at least 25% of the then outstanding shares of Common Stock, the Company will not decrease or increase the number of Directors without the consent of First Reserve.

(b) The Company and the Stockholders shall take all Necessary Actions to cause the Board to consist of members designated as follows:

(i) Three (3) nominees shall be designated by First Reserve (the “First Reserve Directors”), which First Reserve Directors shall initially be Alex T. Krueger, Anastasia Deulina and John Mogford; provided, that, (A) the number of First Reserve Directors shall be reduced to two (2) Directors at such time as the Board provides First Reserve with notice that an Independent Director has been identified, at which point one First Reserve Director shall tender his or her resignation to the Board, and (B) the number of First Reserve Directors shall be reduced to one (1) at such time as First Reserve holds less than 25% of the then outstanding shares of Common Stock, at which point one First Reserve Director shall tender his or her resignation to the Board. At any given time, and provided that the Directors are allocated among separate classes, each First Reserve Director shall be in a different class of Directors as each of the other First Reserve Directors; and

(ii) The initial additional Directors shall be Stephen J. McDaniel (Chairman), John A. Crum, Thomas L. Mitchell, Mary P. Ricciardello and Loren M. Leiker (the “Non-First Reserve Directors”), and initially there shall be one vacancy.

(c) A First Reserve Director shall serve on any committee of the Board to the extent permitted by applicable listing requirements and Commission rules.

(d) At each election of Directors held after the date hereof (or each written consent in lieu thereof), each Stockholder agrees to vote all shares of Common Stock entitled to vote in the election of directors owned or held of record by such Stockholder, and to take any other Necessary Actions, to elect (or to execute such written consent consenting to the election of) the nominees designated pursuant to this Article III. The voting agreements herein are coupled with an interest and may not be revoked or amended except as set forth in this Agreement.

(e) If First Reserve provides written notice to each other Stockholder entitled to vote in the election of Directors indicating that First Reserve desires to remove a First Reserve Director previously designated by First Reserve, then such First Reserve Director shall be removed, and each Stockholder hereby agrees to vote all shares of Common Stock owned or held of record by such Stockholder to effect such removal. Notwithstanding the foregoing, no First Reserve Director shall be removed, with or without cause, without the prior written consent of First Reserve.

(f) If a vacancy is created on the Board at any time by death, disability, retirement, resignation, removal (with or without cause) of a First Reserve Director nominated pursuant to this Article III (other than in connection with the resignation of such First Reserve Director as set forth in Section 3.1 (b)(i)), First Reserve shall be entitled to designate a replacement First Reserve Director to fill such vacancy. Any other vacancy on the Board, whether as a result of (i) the initial vacancy in the Board, (ii) an increase in size of the Board, (iii) the resignation of a First Reserve Director required by Section 3.1(b)(i), or (iv) the death, disability, retirement, resignation, removal (with or without cause) of a Non-First Reserve Director or any Director other than a First Reserve Director, shall be filled by a Person nominated by the Nominating and

Governance Committee, and unanimously approved by all Directors then in office. Each Stockholder entitled to vote in the election of Directors hereby agrees to vote all voting shares of Common Stock owned or held of record by it for the individual designated to fill such vacancy in the manner provided in this Section 3.1(f); provided, such designee was not previously removed from the Board for cause.

(g) This Section 3.1 shall terminate upon receipt by the Board of First Reserve’s written election to waive its nomination rights hereunder.

3.2	Reserved Matters.

(a) The business and affairs of the Company shall be managed under the direction of the Board to the fullest extent permitted by Section 141(a) of the Delaware General Corporation Law, except that in addition to any vote or consent of the Board or the stockholders of the Company required by applicable law or the certificate of incorporation, or any other provision of this Agreement, the Company shall not take (or, to the extent applicable, permit any Subsidiary to take) any of the following actions, or enter into any arrangement or contract to do any of the following actions, without the consent in writing of First Reserve, which shall be necessary for authorizing, effecting or validating such transactions:

(i) the incurrence of indebtedness for borrowed money (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another Person) that would result in the Company’s Total Net Indebtedness to EBITDA for the trailing twelve month period exceeding 2.50:1.0 (the terms “Total Net Indebtedness” and “EBITDA” shall, for the purposes of this Section 3.2(a)(i) only, have the meanings ascribed to such terms in the Company’s Amended and Restated Credit Agreement, dated December 10, 2010, as amended through, and as in effect on, the date hereof);

(ii) any authorization, creation (by way of reclassification, merger, consolidation, subdivision of shares of Common Stock, or other similar reorganization) or issuance of any Equity Securities, other than (A) pursuant to compensation plans approved by the Compensation Committee of the Board, or (B) as issued in connection with a Permitted Acquisition, provided that the maximum amount of Equity Securities that may be issued in any Permitted Acquisition, when combined with all other Equity Securities issued in reliance on the exception in this clause (B), shall not exceed 10% of the total outstanding Common Stock of the Company, on a fully diluted basis, immediately prior to such transaction;

(iii) any redemption, acquisition or other purchase of any shares of Common Stock or other Securities of the Company (a “Repurchase”), other than a Repurchase from an employee or director in connection with such employee’s or director’s termination or as provided for in the agreement with such employee or director pursuant to which shares of Common Stock were issued;

(iv) any amendment, repeal or alteration of the Company’s certificate of incorporation or the bylaws, whether by or in connection with a merger or consolidation or otherwise;

(v) any (A) acquisition by the Company or any Subsidiary of the Securities, equity interests or assets of any Person, or the acquiring by the Company or any Subsidiary by any other manner of any business, properties, assets, or Persons, in one transaction or a series of related transactions or (B) disposition of assets of the Company or any Subsidiary or the shares or other Securities or equity interests of any Subsidiary, in each case where the amount of consideration for any such acquisition or disposition exceeds $100 million in any single transaction, or an aggregate amount of $200 million in any series of transactions during a calendar year (any of such transactions under clause (A) where the consideration paid is equal to or less than $100 million individually and $200 million in the aggregate, as applicable, being a “Permitted Acquisition”);

(vi) any proposed transaction or series of related transactions involving a transaction resulting in any person or group (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act) acquiring “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the total outstanding Voting Securities of the Company (measured by voting power rather than number of shares)(a “Change in Control”);

(vii) the adoption, approval or issuance of any “poison pill” or similar rights plan, or other device or mechanism designed or intended to prevent or delay a Change in Control; and

(viii) any plan of liquidation, dissolution or winding-up of the Company and any voluntary bankruptcy or similar filing by the Company and an of its Subsidiaries.

(b) Nothing in this Section 3.2 shall be deemed to eliminate or reduce any fiduciary duties a member of the Board may have to any stockholder or group of stockholders of the Company that may otherwise exist under the Delaware General Corporation Law.

(c) This Section 3.2 shall terminate on the earlier of (i) receipt by the Board of First Reserve’s written election to waive its rights under this Section 3.2, (ii) the date First Reserve ceases to hold at least 35% of the then outstanding shares of Common Stock, (iii) the third anniversary of the Initial Public Offering or (iv) the date on which there are no First Reserve Directors serving as members of the Board.

ARTICLE IV

REGISTRATION RIGHTS

4.1	Required Registration.

(a) If the Company shall receive from First Reserve, at any time after six (6) months after the date of the consummation of the Company’s Initial Public Offering, a written request that the Company file a registration statement with respect to First Reserve’s Registrable Shares, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Stockholders, and subject to the limitations of this Section 4.1, use its commercially reasonable efforts to effect, as soon as reasonably practicable, the registration under the

Securities Act of the sale of all Registrable Shares that the Stockholder request to be registered, pro rata based upon the number of Registrable Shares owned by each such Stockholder requesting inclusion at the time of such registration. Notwithstanding anything to the contrary in this Agreement, First Reserve may request that the Company register the sale of such Registrable Shares on an appropriate form, including a Shelf Registration Statement (so long as the Company is eligible to use Form S-3) and, if the Company is a WKSI, an Automatic Shelf Registration Statement. The Company shall not be obligated to take any action to effect any such registration:

(i) after it has effected six (6) such registrations pursuant to this Section 4.1, and such registrations have been declared or ordered effective;

(ii) within six (6) months of a registration pursuant to this Section 4.1 that has been declared or ordered effective;

(iii) during the period starting with the date sixty (60) days prior to its good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration (other than a registration relating solely to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or to a Commission Rule 145 transaction), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(iv) where the anticipated aggregate offering price of all securities included in such offering is equal to or less than fifty million dollars ($50,000,000); or

(v) if the Company shall furnish to such Stockholders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of the Company it would be seriously detrimental to the Company and its equity holders for such registration statement to be filed at the time filing would be required and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Stockholders, provided that the Company shall not defer its obligation in this manner more than once in any twelve (12) month period.

(b) At any time before the registration statement covering such Registrable Shares becomes effective, First Reserve may request the Company to withdraw or not to file the registration statement. In that event, unless such request of withdrawal was caused by, or made in response to, in each case as determined by First Reserve in good faith (i) a material adverse effect or a similar event related to the business, properties, condition, or operations of the Company not known (without imputing the knowledge of any other Person to such holders) by First Reserve at the time their request was made, or other material facts not known to First Reserve at the time their request was made, or (ii) a material adverse change in the financial markets, the holders of Registrable Securities shall be deemed to have used one of their registration rights under Section 4.1(a); provided, however, that such withdrawn registration shall not count as a requested registration pursuant to Section 4.1(a) if the Company shall have been reimbursed (in the absence of any agreement to the contrary, pro rata by First Reserve) for all out-of-pocket expenses incurred by the Company in connection with such withdrawn registration.

(c) To the extent an automatic shelf registration statement has been filed under Section 4.1, the Company shall use commercially reasonable efforts to remain a WKSI and not become an ineligible issuer (as defined in Rule 405 under the Securities Act) during the period during which such automatic shelf registration statement is required to remain effective. If the automatic shelf registration statement has been outstanding for at least three years, at the end of the third year the Company shall refile a new automatic shelf registration statement covering the Registrable Securities that remain unsold. If at any time when the Company is required to re-evaluate its WKSI status, the Company determines that it is not a WKSI, the Company shall use commercially reasonable efforts to refile the shelf registration statement on Form S-3 and, if such form is not available, Form S-1 and keep such registration statement effective during the period during which such registration statement is required to be kept effective.

(d) If, after it has become effective, (i) such registration statement has not been kept continuously effective for a period of at least 180 days (or such shorter period which will terminate when all the Registrable Shares covered by such registration statement have been sold pursuant thereto), (ii) such registration requested pursuant to Section 4.1(a) becomes subject to any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason, or (iii) the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied or waived, other than by reason of some act or omission by First Reserve, such registration shall not count as a requested registration pursuant to Section 4.1(a).

4.2	Piggyback Registration.

(a) If the Company, at any time, proposes for any reason to register any of its Primary Shares (in any event either for its own account or for the account of other security holders) under the Securities Act (other than on Form S-4 or Form S-8 promulgated under the Securities Act (or any successor forms thereto) in connection with an underwritten offering shares of Common Stock to be public for cash on a form that would permit registration of Registrable Shares, or otherwise engage in an underwritten offering pursuant to an effective Shelf Registration Statement, it shall give written notice to the Stockholders of its intention to so register such Primary Shares promptly and the Company shall use its commercially reasonable efforts to cause all Registrable Shares included in a written response delivered by a Stockholder to the Company within five (5) days after delivery of the Company’s notice to be included in such registration, or in any prospectus supplement to the prospectus included in an already effective Shelf Registration Statement and underwriting involved therein on the same terms and conditions as the securities otherwise being sold; provided, however, that in the case of an “overnight” or “bought” offering, such requests must be made within one (1) Business Day after the delivery of any such notice by the Company; provided further, however, that if the managing underwriter, if any, advises the Company that the inclusion of all Primary Shares, Registrable Shares and Other Shares requested to be included in such registration would interfere with the successful marketing (within a price range acceptable to holders a majority of Registrable Securities that have been requested for inclusion) of the shares of Common Stock proposed to be registered by the Company, then the number of Primary Shares, Registrable Shares and Other Shares proposed to be included in such registration shall be included in the order set forth below:

(i) first, the Primary Shares;

(ii) second, the Registrable Shares owned by the Stockholders requesting that their Registrable Shares be included in such registration pursuant to the terms of this Section 4.2, pro rata based upon the number of Registrable Shares owned by each such Stockholder requesting inclusion at the time of such registration; and

(iii) third, the Other Shares.

(b) No registration effected pursuant to this Section 4.2 shall relieve the Company of its obligation to effect any registration upon request under Section 4.1 hereof, nor shall any registration hereunder be deemed to have been effected pursuant to Section 4.1. The Company will pay all expenses of registration in connection with each registration pursuant to this Section 4.2.

4.3	Holdback Agreement.

If the Company at any time pursuant to Section 4.1 shall register under the Securities Act an offering and sale of Registrable Shares held by the Stockholders for sale to the public pursuant to an underwritten Public Offering, the Company and the Stockholders shall not, without the prior written consent of the lead underwriters for such offering, effect any public sale or distribution of Securities similar to those being registered, or any securities convertible into or exercisable or exchangeable for such securities, for such period as shall be determined by the lead underwriters and that is for the same period and on substantially similar terms as agreed to by First Reserve.

4.4	Preparation and Filing.

If and whenever the Company is under an obligation pursuant to the provisions of this Agreement to use its commercially reasonable efforts to effect the registration of an offering and sale of any Registrable Shares, the Company shall, as expeditiously as practicable (but subject to the timing provisions in Section 4.2 with respect to “overnight” or “bought” offerings:

(a) use its commercially reasonable efforts to cause a Registration Statement that registers such offering of Registrable Shares to contain a “Plan of Distribution” that permits the distribution of Securities pursuant to all means in compliance with Law, and to cause such Registration Statement to become and remain effective pursuant to the terms of this Agreement for a period of 180 days or until all of such Registrable Shares have been disposed of (if earlier);

(b) furnish, at least five (5) Business Days before filing a Registration Statement that registers such Registrable Shares, a Prospectus relating thereto, or, with respect to an effective Shelf Registration Statement, a prospectus supplement to the Prospectus included in such Shelf Registration Statement, and any amendments or supplements relating to such Registration Statement or Prospectus, to one counsel selected by the First Reserve for the benefit of the Stockholders whose Registrable Shares are to be covered by such Registration Statement (the

“Stockholders’ Counsel”), copies of all such documents proposed to be filed (it being understood that such 5 Business Day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to such counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances), and shall use its commercially reasonable efforts to reflect in each such document, when so filed with the Commission, such comments as the Stockholders whose Registrable Shares are to be covered by such Registration Statement may reasonably propose;

(c) prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of at least 180 days or until all of such Registrable Shares have been disposed of (if earlier) and to comply with the provisions of the Securities Act with respect to the offering and sale or other disposition of such Registrable Shares;

(d) notify the Stockholders’ Counsel promptly in writing of (i) any comments by the Commission with respect to such Registration Statement or Prospectus, or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto; (ii) the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement or Prospectus or any amendment or supplement thereto or the initiation of any proceedings for that purpose; and (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of such Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

(e) use its commercially reasonable efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as any seller of Registrable Shares reasonably requests and do any and all other acts and things that may reasonably be necessary or advisable to enable such seller of Registrable Shares to consummate the disposition in such jurisdictions of the Registrable Shares owned by such seller;

(f) furnish to each seller of such Registrable Shares such number of copies of a summary Prospectus or other Prospectus, including a preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as such seller of Registrable Shares may reasonably request in order to facilitate the Public Offering and sale or other disposition of such Registrable Shares (to the extent not publicly available on EDGAR or the Company’s website);

(g) use its commercially reasonable efforts to cause such offering and sale of Registrable Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the seller or sellers thereof to consummate the disposition of such Registrable Shares;

(h) notify on a timely basis each seller of such Registrable Shares at any time when a Prospectus relating to such Registrable Shares is required to be delivered under the Securities Act within the appropriate period mentioned in Section 4.4(b) of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the offerees of such shares, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(i) make available for inspection by any seller of such Registrable Shares, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter (collectively, the “Inspectors”), all pertinent financial, business and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall reasonably be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information (together with the Records, the “Information”) reasonably requested by any such Inspector in connection with such Registration Statement (and any of the Information that the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors unless (A) the disclosure of such Information is necessary to avoid or correct a misstatement or omission in the Registration Statement; (B) the release of such Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction; (C) such Information has been made generally available to the public; or (D) the seller of Registrable Shares agrees that it will, upon learning that disclosure of such Information is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Information deemed confidential);

(j) use its commercially reasonable efforts to obtain from its independent certified public accountants a “cold comfort” letter (or, in the case of any such Person which does not satisfy the conditions for receipt of a “cold comfort” letter specified in Statement on Auditing Standards No. 72, an “agreed upon procedures” letter) signed by the independent certified public accountants and addressed to the selling Stockholders, the Board, and the underwriter, if any, in customary form and covering such matters of the type customarily covered by cold comfort letters;

(k) use its commercially reasonable efforts to obtain, from its counsel, an opinion or opinions in customary form (which shall also be addressed to the Stockholders selling Registrable Shares in such registration);

(l) have appropriate officers of the Company prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, and other information meetings organized by the underwriters, take other actions to obtain ratings for any Registrable Shares (if they are eligible to be rated) and otherwise use its commercially reasonable efforts to cooperate as reasonably requested by the sellers of such Registrable Shares in the offering, marketing or selling of such Registrable Shares, provided, that, the gross proceeds for such offering are reasonably anticipated by the managing underwriters to be in excess of fifty million dollars ($50,000,000) and provided further that such officers shall not be required to participate in such presentations at any “road shows” and before analysts and rating agencies, as the case may be, more than twice in a 365 day period;

(m) provide a transfer agent and registrar (which may be the same Person and which may be the Company) for such Registrable Shares;

(n) issue to any underwriter to which any seller of Registrable Shares may sell shares in such offering certificates evidencing such Registrable Shares;

(o) list such Registrable Shares on any national securities exchange on which any shares of the Common Stock are listed or, if the Common Stock is not listed on a national securities exchange, use its commercially reasonable efforts to qualify such Registrable Shares for quotation on the automated quotation system of the NASDAQ, National Market System, Euronext or such other national securities exchange as the holders of a majority of such Registrable Shares included in such registration shall request;

(p) register such Registrable Shares under the Exchange Act, and otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable but not later than eighteen (18) months after the effective date, earnings statements (which need not be audited) covering a period of twelve (12) months beginning within three (3) months after the effective date of the Registration Statement, which earnings statements shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(q) not take any direct or indirect action prohibited by Regulation M under the Exchange Act; provided, however, that to the extent that any prohibition is applicable to the Company, the Company will take such action as is necessary to make any such prohibition inapplicable; and

(r) use its commercially reasonable efforts to take all other steps necessary to effect the registration of such Registrable Shares contemplated hereby.

4.5	Expenses.

Except as expressly provided otherwise, all expenses incident to the Company’s performance of or compliance with Sections 4.1, 4.2, and 4.4, including, without limitation, (a) all registration and filing fees, and any other fees and expenses associated with filings required to be made with any stock exchange, the Commission and FINRA (including, if applicable, the fees and expenses of any “qualified independent underwriter” and its counsel as may be required by the rules and regulations of FINRA); (b) all fees and expenses of compliance with state securities or “blue sky” laws (including fees and disbursements of counsel for the underwriters or Stockholders in connection with “blue sky” qualifications of the Registrable Shares and determination of their eligibility for investment under the laws of such jurisdictions as the managing underwriters may designate); (c) all printing and related messenger and delivery expenses (including expenses of printing certificates for the Registrable Shares in a form eligible for deposit with The Depository Trust Company and of printing prospectuses, all fees and disbursements of counsel for the Company and of all independent certified public accountants of the issuer (including the expenses of any special audit and “cold comfort” letters required by or incident to such performance); (d) Securities Act liability insurance if the Company so desires or the underwriters so require; (e) all fees and expenses incurred in connection with the listing of the Registrable Shares on any securities exchange and all rating agency fees; (f) all reasonable and documented fees and disbursements of counsel (plus appropriate special and local counsel) selected by First Reserve to represent it in connection with such registration (it being understood that all other expenses incurred by a Stockholders shall be borne by such Stockholder); (g) all fees and disbursements of underwriters customarily paid by the issuer or sellers of securities, excluding underwriting fees, commissions, discounts and allowances, if any, and fees and disbursements of counsel to underwriters (other than such fees and disbursements incurred in connection with any registration or qualification of Registrable Shares under the securities or “blue sky” laws of any state); and (h) fees and expenses of other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), will be borne by the Company, regardless of whether the Registration Statement becomes effective. In addition, the Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any audit and the fees and expenses of any Person, including special experts, retained by the Company.

4.6	Indemnification.

(a) In connection with any registration of any offering and sale of Registrable Shares under the Securities Act pursuant to this Agreement, the Company and its Subsidiaries shall indemnify and hold harmless the seller of such Registrable Shares, each underwriter, broker or any other Person acting on behalf of such seller, each other Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act and each Representative of any of the foregoing Persons, against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing Persons may become subject, whether commenced or threatened, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement under which such Registrable Shares were registered, any preliminary Prospectus or final Prospectus contained therein, any offering circular, offering memorandum or Disclosure Package, or any amendment or supplement thereto, or any document incident to registration or qualification of any offering and sale of any Registrable Shares, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any Prospectus, necessary to make the statements therein in light of the circumstances under which they were made not misleading, or any violation by the Company or any of its Subsidiaries of the Securities Act or state securities or blue sky laws applicable to the Company or any of its Subsidiaries and relating to action required or inaction of the Company or its Subsidiaries in connection with such registration or qualification under such state securities or blue sky laws, and the Company and its Subsidiaries shall promptly reimburse such seller, underwriter, broker, controlling Person or Representative for any legal or other expenses incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that neither the Company nor its Subsidiaries shall be liable to any such Person to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said Registration Statement, preliminary

Prospectus, amendment thereto, or any document incident to registration or qualification of any Registrable Shares in reliance upon and in conformity with written information furnished to the Company or its Subsidiaries through an instrument duly executed by such Person, or a Person duly acting on their behalf, specifically for use in the preparation thereof; provided, further, however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any untrue statement or allegedly untrue statement in, or omission or alleged omission made in any Prospectus but eliminated or remedied in the final Prospectus (filed pursuant to Rule 424 of the Securities Act) or any amendment or supplement thereof, such indemnity agreement shall not inure to the benefit of any indemnified party from whom the Person asserting any loss, claim, damage, liability or expense purchased the Registrable Shares which are the subject thereof, if a copy of such final Prospectus, amendment or supplement had been timely made available to such indemnified person and such final Prospectus, amendment or supplement was not delivered to such Person with or prior to the written confirmation of the sale of such Registrable Shares to such Person.

(b) In connection with any registration of an offering and sale of Registrable Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares severally, and not jointly, shall indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 4.6(a)) the Company, its Subsidiaries, their Directors and officers, each underwriter or broker involved in such offering, each other seller of Registrable Shares under such Registration Statement, each Person who controls any of the foregoing Persons within the meaning of the Securities Act and any Representative of the foregoing Persons with respect to any untrue statement or allegedly untrue statement in or omission or alleged omission from such Registration Statement, any preliminary Prospectus, final Prospectus or Free Writing Prospectus contained therein, any amendment or supplement thereto or any document incident to registration or qualification of any such offering and sale of Registrable Shares, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company, its Subsidiaries, or such underwriter through an instrument duly executed by such seller or a Person duly acting on such seller’s behalf specifically for use in connection with the preparation of such Registration Statement, preliminary Prospectus, final Prospectus, Free Writing Prospectus, amendment or supplement; provided, however, that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each seller of Registrable Shares, to an amount equal to the proceeds (net of underwriting discounts and commissions) actually received by such seller from the sale of Registrable Shares effected pursuant to such registration.

(c) Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding paragraphs of this Section 4.6, such indemnified party will, if a claim in respect thereof is not made against an indemnifying party, give written notice to the latter of the commencement of such action (provided, however, that an indemnified party’s failure to give such notice in a timely manner shall only relieve the indemnification obligations of an indemnifying party to the extent such indemnifying party is materially prejudiced by such failure). In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded (based upon the written advice of counsel) that there may be one or more legal or equitable defenses available to such indemnified party which are in addition to or in conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 4.6, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party and such indemnifying party shall reimburse such indemnified party and any Person controlling such indemnified party for that portion of the fees and expenses of any one lead counsel (plus appropriate special and local counsel) retained by the indemnified party that are reasonably related to the matters covered by the indemnity agreement provided in this Section 4.6; provided, further, that, if there is more than one indemnified party, then the indemnifying party shall only be required to reimburse the expenses for the lead counsel (plus appropriate special and local counsel) approved in writing by the indemnified party or parties (as applicable) holding a majority of the Registrable Shares held by all indemnified parties.

(d) If the indemnification provided for in this Section 4.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage or liability referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, claim, damage or liability as well as any other relevant equitable considerations; provided, however, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Shares, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Shares effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No Person guilty of fraud shall be entitled to indemnification or contribution hereunder.

(e) The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party and will survive the transfer of Registrable Shares.

4.7	Underwriting Agreement.

(a) Notwithstanding the provisions of Sections 4.3, 4.4 and 4.6, to the extent that the Stockholders selling Registrable Shares in a proposed registration shall enter into an underwriting or similar agreement that contains provisions covering one or more issues addressed in such Sections of this Agreement, the provisions contained in such Sections of this Agreement addressing such issue or issues shall be of no force or effect with respect to such registration, but this provision shall not apply to the Company if the Company is not a party to the underwriting or similar agreement.

(b) If any registration pursuant to Sections 4.1 is requested to be an underwritten Public Offering, the Company shall negotiate in good faith to enter into a reasonable and customary underwriting agreement with the underwriters thereof. Such underwriting agreement shall be satisfactory in form and substance to First Reserve, or if First Reserve is not participating in such offering, holders of a majority of Registrable Securities included in such offering, and shall contain such representations and warranties by, and such other agreements on the part of, the Company and such other terms as are generally prevailing in agreements of that type. Any Stockholder participating in the offering shall be a party to such underwriting agreement and, at its option, may require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters also shall be made to and for the benefit of such Stockholder and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such Stockholder; provided, however, that the Company shall not be required to make any representations or warranties with respect to written information specifically provided by a selling Stockholder for inclusion in the registration statement. No Stockholder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Stockholder, its ownership of and title to the Registrable Securities and its intended method of distribution; and any liability of such Stockholder to any underwriter or other Person under such underwriting agreement shall be limited to liability arising from breach of its representations and warranties and shall be limited to an amount equal to the proceeds (net of underwriting discounts and commissions) that it derives from such registration. The Company shall be entitled to receive indemnities from lead institutions, underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above with respect to information so furnished in writing by such Persons specifically for inclusion in any Prospectus or Registration Statement and to the extent customarily given their role in such distribution.

(c) No Stockholder may participate in any registration hereunder that is underwritten unless such Stockholder agrees to sell such Stockholder’s Registrable Shares proposed to be included therein on the basis provided in any underwriting arrangements reasonably acceptable to the Company and, to the extent First Reserve is participating in such registration, to First Reserve.

4.8	Information by Holder.

Each holder of Registrable Shares to be included in any registration shall furnish to the Company and the managing underwriter such written information regarding such holder and the distribution proposed by such holder as the Company or the managing underwriter may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement. Each Stockholder shall as expeditiously as possible, notify the Company of the occurrence of any event concerning such Stockholder as a result of which the Prospectus relating to such registration contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.9	Exchange Act Compliance.

From and after the date a registration statement is filed by the Company pursuant to the Exchange Act relating to the Company’s Securities and shall have become effective, the Company shall comply with all of the reporting requirements of the Exchange Act (whether or not it shall be required to do so) and shall comply with all other public information reporting requirements of the Commission that are conditions to the availability of Rule 144 for the sale of the Common Stock. The Company shall cooperate with each Stockholder in supplying such information as may be necessary for such Stockholder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of Rule 144.

4.10	Suspension.

Anything contained in this Agreement to the contrary notwithstanding, if after any Registration Statement to which rights hereunder apply becomes effective (and prior to completion of any sales thereunder), the Board determines in good faith that the failure of the Company to (suspend sales of Securities under the Registration Statement of (ii) amend or supplement the Registration Statement, would have a material adverse effect on the Company, the Company shall so notify each Stockholder participating in such registration and each Stockholder shall suspend any further sales under such Registration Statement until the Company advises the Stockholder that the Registration Statement has been amended or that conditions no longer exit that would require such suspension, provided that the Company may impose any such suspension for no more than 30 days and no more than two (2) times during any twelve month period The Company may (but shall not be obligated to) withdraw the effectiveness of any registration statement subject to this provision.

ARTICLE V

AMENDMENT AND WAIVER

5.1	Amendment.

Except as expressly set forth herein, the provisions of this Agreement may only be amended or waived with the prior written consent of (a) the Company, and (b) the holders of a majority of shares of Common Stock held by each of (i) First Reserve and (ii) the Management Stockholders.

5.2	Waiver.

No course of dealing between the Company and the Stockholders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

ARTICLE VI

MISCELLANEOUS

6.1	Severability.

It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.2	Entire Agreement.

This Agreement embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any and all prior and contemporaneous understandings, agreements, arrangements or representations by or among the parties, written or oral, which may relate to the subject matter hereof or thereof in any way.

6.3	Independence of Agreements and Covenants.

All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial agreement or covenant.

6.4	Successors and Assigns.

Except as otherwise provided herein, this Agreement will bind and inure to the benefit of and be enforceable by the Company and its successors and permitted assigns and the Stockholders. Except as specifically set forth herein, the Company may not assign its rights or obligations hereunder without the prior written consent of First Reserve; provided, that notwithstanding any such assignment by the Company, the Company shall remain liable for its obligations hereunder. Notwithstanding anything to the contrary contained in this Section 6.4, any Stockholder may elect to transfer all or a portion of its Registrable Shares to any third party (to the extent such transfer is otherwise permissible under this Agreement) without assigning its rights hereunder with respect thereto; provided, that in any such event all rights under this Agreement with respect to the Registrable Shares so transferred shall cease and terminate; provided, further, however, that in the case of a transfer to a third party purchaser by First Reserve, the rights and obligations under Section 3.1 and Article IV of this Agreement may, at the election of First Reserve, be assigned to such third party purchaser in whole or in part if (i)

concurrent with such transfer, such third party purchaser enters into an agreement to be bound by this Agreement, and (ii) in connection with any assignment of the rights and obligations under Section 3.1, First Reserve is transferring to such third party purchaser in one or more transactions at least 25% of the then outstanding shares of Common Stock. For the avoidance of doubt, for purposes of determining the Original Holdings of First Reserve and/or such transferee for the purposes of Article IV following any transfer, the holdings of First Reserve and such transferee shall be aggregated.

6.5	Counterparts; Facsimile Signatures; Validity.

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other party, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

6.6	Remedies.

(a) Each Stockholder shall have all rights and remedies reserved for such Stockholder pursuant to this Agreement and all rights and remedies which such holder has been granted at any time under any other agreement or contract and all of the rights which such holder has under any law or equity. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or equity.

(b) The parties hereto agree that if any parties seek to resolve any dispute arising under this Agreement pursuant to a legal proceeding, the prevailing parties to such proceeding shall be entitled to receive reasonable fees and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceedings.

(c) It is acknowledged that it will be impossible to measure in money the damages that would be suffered by any party hereto if any other Person party hereto fails to comply with any of the obligations imposed on it upon them in this Agreement and that in the event of any such failure, the aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such aggrieved party shall, therefore, be entitled to equitable relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

6.7	Notices.

All notices, amendments, waivers or other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail with postage prepaid, return receipt requested, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Company:

Midstates Petroleum Company, Inc.

4400 Post Oak Parkway, Suite 1900

Houston, TX 77027

Attention: Chief Financial Officer

with a copy to:

Vinson & Elkins LLP

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: Matthew Pacey

Email: mpacey@velaw.com

Fax: 713-615-5139

(b) if to First Reserve:

FR Midstates Interholding, LLC

c/o First Reserve Corporation

600 Travis, Suite 6000

Houston, Texas 77002

Attention: Joel C. Lambert

Email: jlambert@firstreserve.com

Fax: 713 224-0771

with a copy to:

Gibson Dunn & Crutcher

1801 California Street, Suite 4200

Denver, CO 80202

Attention: Beau Stark

Email: BStark@gibsondunn.com

Fax: 303-313-2839

(c) if to any Stockholder, to it at its address set forth on Schedule I attached hereto; or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been given and received (a) when delivered, if personally delivered; (b) when sent, if sent by telecopy on a Business Day (or, if not sent on a Business Day, on the next Business Day after the date sent by telecopy); (c) on the next Business Day after dispatch, if sent by nationally recognized overnight courier guaranteeing next Business Day delivery; and (d) on the fifth Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail.

6.8	Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH PARTY AGREES AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR, FOR THE PURPOSES OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING RELATING HERETO, THAT IT IS NOT SUBJECT TO SUCH JURISDICTION OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS. EACH PARTY IRREVOCABLY CONSENTS TO PERSONAL JURISDICTION, SERVICE AND VENUE IN ANY SUCH COURT.

6.9	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF. EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

6.10	Further Assurances.

Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby or thereby.

6.11	Conflicting Agreements.

No Stockholder shall enter into any stockholder agreements or arrangements of any kind with any Person with respect to any Stockholder Shares on terms inconsistent with the provisions of this Agreement (whether or not such agreements or arrangements are with other Stockholders or with Persons that are not parties to this Agreement), including agreements or arrangements with respect to the acquisition or disposition of Stockholder Shares in a manner which is inconsistent with this Agreement.

6.12	Third Party Reliance.

(a) Anything contained herein to the contrary notwithstanding, the covenants of the Company contained in this Agreement (a) are being given by the Company as an inducement to the Stockholders to enter into this Agreement (and the Company acknowledges that the Stockholders have expressly relied thereon) and (b) are solely for the benefit of the Stockholders. Accordingly, no third party (including, without limitation, any holder of capital stock of the Company) or anyone acting on behalf of any thereof other than the Stockholders, shall be a third party or other beneficiary of such covenants and no such third party shall have any rights of contribution against the Stockholders or the Company with respect to such covenants or any matter subject to or resulting in indemnification under this Agreement or otherwise.

(b) None of the provisions hereof shall create, or be construed or deemed to create, any right to employment in favor of any Person by the Company.